Exhibit 23.2

CONSENT OF AMBASSADOR FINANCIAL GROUP, INC.

We hereby consent to the inclusion of our opinion letter to the Board of Directors of First Choice Bank as an Annex B to the proxy statement/prospectus included in the Pre-Effective Amendment No. 1 to the Registration Statement on Form S-4 filed by Berkshire Hills Bancorp, Inc. with the Securities and Exchange Commission relating to the proposed merger of First Choice Bank with and into Berkshire Bank, a wholly owned subsidiary of Berkshire Hills Bancorp, Inc., pursuant to the Agreement and Plan of Merger dated June 24, 2016, by and among Berkshire Hills Bancorp, Inc., Berkshire Bank and First Choice Bank, and to the references to our firm and such opinion letter contained in the proxy statement/prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, nor do we admit that we are “experts” for purposes of, the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Ambassador Financial Group, Inc.

Allentown, Pennsylvania

October 5, 2016